INVESTMENT AGREEMENT dated as of July 11, 1996 (the "Investment
Agreement"), among Seven Network Limited ("Seven"), Tracinda Corporation ("Tracinda") (each, an "Investor") and P&F Acquisition Corp. ("Newco").

      This Agreement confirms the understanding of the parties hereto with respect to the proposed acquisition (the "Transaction") of Metro-Goldwyn-Mayer Inc., a Delaware corporation ("MGM").

      1. Definitions. Terms defined in the Term Sheet and not otherwise defined herein are used herein as therein defined.

      2. Purchase of Capital Stock. Subject to the terms and conditions set forth herein and in Attachments A and B hereto (the "Term Sheets"), when the conditions specified in paragraph 6 are satisfied, each Investor will purchase shares of common stock of Newco (the "Common Stock") representing 50% of the initial outstanding Common Stock, and will purchase shares of Newco Series A Convertible Preferred Stock (the "Preferred Stock") as described in Attachment A hereto, for the dollar amounts set forth opposite such Investors' names on the signature page hereof (such Investor's "Commitment").

      3. Representations and Warranties of Seven. Seven represents and warrants to Newco and Tracinda that: (a) Seven is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute, deliver and perform this Agreement and the performance of Seven's obligations hereunder have been duly authorized by all necessary action (corporate or other) on the part of Seven; (b) this Agreement has been duly executed and delivered by Seven and, assuming the due execution and delivery thereof by Tracinda and Newco, is a valid and binding obligation of Seven, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; (c) the execution and delivery of this Agreement by Seven and the performance of Seven's obligations hereunder will not (i) require the consent, approval or authorization of, or any registration, qualification or filing with, any governmental agency or authority or any other person or (ii) conflict with or result in a material breach or violation of (A) any material agreement to which Seven is a party or (B) assuming expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), without objection to the transactions contemplated hereby by the Department of Justice (the
"DOJ") or the Federal Trade Commission (the "FTC"), any applicable law or regulation; and (d) there is no litigation, governmental or other proceeding, investigation or controversy pending or, to Seven's knowledge, threatened against Seven relating to the transactions contemplated by this Agreement.

      4. Representations and Warranties of Tracinda. Tracinda represents and warrants to Newco and Seven that: (a) Tracinda is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to execute, deliver and perform this Agreement and the performance of Tracinda's obligations hereunder have been duly authorized by all necessary action (corporate or other) on the part of Tracinda; (b) this Agreement has been duly executed and delivered by Tracinda and, assuming the due execution and delivery thereof by Seven and Newco, is a valid and binding obligation of Tracinda, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; (c) the execution and delivery of this Agreement by Tracinda and the performance of Tracinda's obligations hereunder will not (i) require the consent, approval or authorization of, or any registration, qualification or filing with, any governmental agency or authority or any other person or (ii) conflict with or result in a material breach or violation of (A) any material agreement to which Tracinda is a party or (B) assuming expiration of all applicable waiting periods under the HSR Act without objection to the transactions contemplated hereby by the DOJ or the FTC, any applicable law or regulation; and (d) there is no litigation, governmental or other proceeding, investigation or controversy pending or, to Tracinda's knowledge, threatened against Tracinda relating to the transactions contemplated by this Agreement.

      5. Representations and Warranties of Newco. Newco represents and warrants to Seven and Tracinda that: (a) Newco is a newly-formed corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform this Agreement and the performance of Newco's obligations hereunder have been duly authorized by all necessary action (corporate or other) on the part of Newco; (b) this Agreement has been duly executed and delivered by Newco and, assuming the due execution and delivery thereof by Seven and Tracinda, is a valid and binding obligation of Newco, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; (c) Newco has had no previous business activities and has no liabilities beyond those incurred under the Engagement Letter (as defined below) and this Agreement; (d) the authorized capital stock of Newco consists solely of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, none of which are outstanding at the date hereof and, except as provided herein and in the Term Sheets, Newco does not and, as of the Closing Date will not, have any obligations to issue any of its capital stock, no options, warrants or other obligations to issue capital stock of Newco are outstanding and Newco does not have any obligation to issue any such option, warrant or other security, and there are no outstanding subscription, voting or other similar agreements with respect to the issuance of any capital stock of Newco; (e) the execution and delivery of this Agreement and the performance of Newco's obligations hereunder will not (i) require the consent, approval or authorization of, or any registration, qualification or filing with, any governmental agency or authority or any other person or (ii) conflict with or result in a material breach or violation of (A) any material agreement to which Newco is a party or (B) assuming expiration of all applicable waiting periods under the HSR Act without objection to the transactions contemplated hereby by the DOJ or the FTC, any applicable law or regulation; and (f) there is no litigation, governmental or other proceeding, investigation or controversy pending or, to Newco's knowledge, threatened against Newco relating to the transactions contemplated by this Agreement.

      6. Conditions. The obligations of each Investor shall be subject to the requirement that:

      (a) concurrently with such Investor's purchase of Common and Preferred Stock, Newco shall acquire all of the outstanding capital stock of MGM at a price and on substantially the terms set forth in the Stock Purchase Agreement attached as Attachment B hereto; and

      (b) the other Investor and Mr. Mancuso shall have complied with their obligations hereunder.

      7. Cooperation. Each party agrees to use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as practicable pursuant to the provisions of definitive documentation embodying the terms of this Agreement and the Term Sheets. Each party agrees to use all reasonable efforts, acting in good faith, to resolve, on a mutually acceptable basis, any disagreements they may have with respect to such definitive documentation and other material decisions relating to the transactions contemplated hereby; provided that any failure to agree on any such matter shall in no way affect the binding nature of any party's obligations hereunder.

      8. J.P. Morgan Engagement. J.P. Morgan will serve as the exclusive financial adviser to Newco in connection with the Acquisition and the placement or offering of the Common and Preferred Stock. J.P. Morgan is entitled to receive certain fees and reimbursement of certain costs and expenses in accordance with the engagement letter (the "Engagement Letter") dated July 11, 1996 between J.P. Morgan and Newco, a copy of which letter has been initialed by J.P. Morgan and has been delivered to Tracinda and Seven.

      9. Fees and Expenses. If the Acquisition is not consummated, each Investor shall pay its own costs and expenses incurred in connection with the transactions contemplated hereby, and one-half of all costs and expenses incurred by Newco, Gen-Star (as hereinafter defined) and Mr. Mancuso in connection with efforts by the management group to acquire MGM (including any amounts owing under the Engagement Letter and the predecessor Engagement Letter between J.P. Morgan and Gen-Star Pictures International LLC ("Gen-Star") and the reasonable documented fees and expenses of legal counsel and public relations firms). Excluding any fees (but not expenses) payable to J.P. Morgan pursuant to the Engagement Letter, the total of such reimbursable costs and expenses shall not exceed $900,000. If the Acquisition is consummated, all costs and expenses incurred by each Investor, Newco, Gen-Star and Mr. Mancuso in connection with efforts by the management group to acquire MGM shall be borne by Newco.

      10. Bidding. So long as this Agreement shall remain in effect, all material decisions with respect to the Transaction shall require the unanimous approval of the Investors and Mr. Mancuso.

      11. Publicity. Each party hereto agrees to consult with the other parties and to coordinate the issuance of any press release or similar public announcement or communication relating to the transactions contemplated hereby; provided that none of the parties hereto shall be restrained, after notice, and after reasonable commercial efforts are made to consult with the other parties, from making such disclosure as it shall be advised by its outside legal counsel that it is required to make by law, administrative regulation or by the regulations of any stock exchange or interdealer quotation system.

      12. Termination. This Investment Agreement shall terminate without liability to any party hereunder, upon the earlier to occur of
(a) the Closing of the Transaction, (b) two business days after the receipt by any party hereto of notice or communication from CDR (as hereinafter defined) that (i) the bid by Newco as contemplated by this Investment Agreement was unsuccessful or (ii) that CDR was entering into an agreement with another bidder for MGM, unless, in the case of
(b), each of the parties hereto agrees in writing prior to the end of such two-day period on the terms of (x) a revised bid and (y) an extension of this Agreement, or (c) on or after July 31, 1996, upon the election of any party hereto, if the bid contemplated by this letter has not been accepted on or before July 31, 1996. Notwithstanding the foregoing, the obligations of the parties under paragraphs 9 (as to fees and expenses) and 14 (as to indemnification) shall survive any such termination.

      13. Notices. Promptly upon receipt by any party hereto of any written notice or communication from Consortium de Realisation ("CDR"), such party shall advise each other party hereto of the substance of such communication. Notices and other communications required or permitted hereunder shall be effective if delivered in person or sent by telecopy or by certified mail, return-receipt requested, upon such delivery in person, upon receipt by the sending party of confirmation if by telecopy, or upon receipt, if mailed, in each case addressed as follows: if to Newco, c/o Gibson, Dunn & Crutcher, 333 S Grand Avenue, Los Angeles, CA 90071, Attention: Bruce Meyer (Telephone (213) 229-7979, Telecopy (213) 229-7520); if to
Tracinda, at 4835 Koval Lane, Las Vegas, NV 89109 Attention: Mr. Jerome York (Telephone (702) ____-____; Telecopy (702) 737-1177) with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attention: Stephen Fraidin (Telephone: (212) 859-8000; Telecopy (212) 859-4000); and if to Seven,
c/o Culmen Group, L.P., 201 Main Street, Suite 1955, Fort Worth, Texas 76102, Attention: Michael R. Gleason (Telephone (817) 335-6999; Telecopy (817) 870-1384) and ATN7, Mobbs Lane, Epping NSW 2121, Australia, Attention: Gary Rice, Managing Director (Telephone (612) 877-7004, Telecopy (612) 877-7882 or (612) 877-7111; with a copy to
Kelly, Hart & Hullman, 201 Main Street, Fort Worth, TX 76102,
Attention: F. Richard Bernasek (Telephone (817) 332-2500, Telecopy
(817) 878-9280).

      14. Indemnification. If the Acquisition is not consummated as a result of an Investor's breach of its obligations hereunder, the Investors, on a 50/50 basis shall indemnify Mr. Mancuso for all costs, expenses, fees and liabilities incurred by Mr. Mancuso in connection with any lawsuit or claim against him arising out of efforts by the management group to acquire MGM to the extent such costs, expenses, fees and liabilities are not covered by his indemnification or other arrangements from another person. Mr. Mancuso shall use reasonable efforts to obtain such complete indemnification from MGM and any other person reasonably suggested by the indemnifying party.

      15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles.

      16. Assignment. This Agreement may not be assigned in whole or in part without the prior consent in writing of each other party hereto except that an Investor may, in lieu of purchasing its Commitment directly, effect its purchase of Common Stock hereunder through one wholly-owned subsidiary. If an Investor shall purchase such Common Stock through a subsidiary, such Investor and its subsidiary will remain bound by all the terms of this Agreement and the Investor will retain beneficial ownership of all of the outstanding equity interests, direct or indirect, of such subsidiary for so long as such subsidiary owns any securities of Newco.

      17.   Counterparts. This Agreement may be signed in counterparts.

      18. Binding Obligation. It is understood that this Agreement constitutes a legally binding obligation of the parties hereto.

                                 P&F Acquisition Corp.

                                 By: --------------------
                                 Name:  Frank Mancuso
                                 Title:  Chairman and Chief Executive Officer

Agreed to:

                               Common Stock          Preferred Stock

Seven Network Limited          $200,000,000          $50,000,000

By:  --------------------
     Name:
     Title:

Tracinda Corporation           $200,000,000          $400,000,000

By:  --------------------
     Name:
     Title:

TOTAL COMMITMENTS:             $400,000,000          $450,000,000


      The undersigned hereby agrees with Seven and Tracinda that he shall serve as Chief Executive Officer of Newco substantially on the terms agreed among the parties hereto.

                                                --------------------------
                                                Frank Mancuso





                                                                    SCHEDULE I
                                                                    ----------



                SHAREHOLDERS' AND MANAGEMENT AGREEMENT
                --------------------------------------



Definitions:                        Terms defined in the Investment Agreement
                                    (including Attachments A and B thereto)
                                    and not otherwise defined herein are used herein as therein defined.

Board of Directors:                 The By-Laws of Newco will provide 7
                                    directors.  Each Investor will have the
                                    right to appoint three directors
                                    (collectively, the "Investor Directors") and Mr. Frank Mancuso ("Mr. Mancuso") will serve as a director and chairman of the board of directors for so long as he is employed by MGM. The Preferred Stock shall be non-voting until the fourth anniversary of the Closing. On and after the fourth anniversary of the Closing, the Preferred Stock shall be entitled to vote together with the Common Stock on all matters submitted to the Common Stock for voting, with the Preferred Stock having a number of votes equal to the number of shares of Common Stock into which the Preferred Stock is convertible. Subject to the obligation to elect Mr. Mancuso to the Board as described herein, after the Preferred
                                    Stock becomes entitled to vote, each
                                    Investor shall be entitled to
                                    representation on the seven-member.
                                    Board of Directors in proportion to its
                                    relative voting power.  Conversion of
                                    Preferred Stock prior to the forth
                                    anniversary of the Closing Date shall not affect the election of directors under the Shareholder Agreement.

                                    Until the fourth anniversary of
                                    the Closing, a director may only
                                    be removed or replaced by the
                                    shareholder that appointed such
                                    director. The Investors shall
                                    agree to vote their shares of
                                    Common Stock (and Preferred Stock,
                                    if applicable) to elect Mr.
                                    Mancuso as a director, and shall
                                    not be entitled to remove him as a
                                    director, for so long as he shall
                                    serve as chief executive officer
                                    of MGM.

Approval of all
Investor Directors Required:        The following actions will require the
                                    approval of all of the Investor Directors and (except as to item 10), during the first three years following the Closing so long as Mr. Mancuso is Chief Executive
                                    Officer of MGM, the vote of Mr. Mancuso:

                                    (1)   incurrence of indebtedness
                                          for borrowed money and
                                          guaranties (as to be defined
                                          in the definitive agreements
                                          relating to the Transaction)
                                          (other than as expressly
                                          provided in the Investment
                                          Agreement or the Term
                                          Sheets) other than as set
                                          forth in the business plan,
                                          if the amount of such
                                          incurrence if the total
                                          principal amount of such
                                          indebtedness would exceed
                                          [$25,000,000] after giving
                                          effect to such incurrence,
                                          subject to certain
                                          exclusions;

                                    (2)   issuances of any capital
                                          stock or Securities
                                          convertible into capital
                                          stock of MGM or any of its
                                          subsidiaries, other than
                                          such issuance to Newco or
                                          any one or more of its
                                          direct or indirect
                                          wholly-owned subsidiaries;

                                    (3)   issuances of any capital
                                          stock, or Securities
                                          convertible into capital
                                          stock of Newco (other than
                                          as expressly provided in the
                                          Investment Agreement or the
                                          Term Sheets);

                                    (4)   sale of substantially all of
                                          the assets of Newco and its
                                          subsidiaries or approval of
                                          any merger or consolidation
                                          involving Newco;

                                    (5)   repurchase of Common Stock
                                          or Preferred Stock from any
                                          shareholder, with certain
                                          limited exceptions for
                                          repurchases of Common Stock
                                          issued to Management, as
                                          contemplated below;

                                    (6)   amendments to the charter
                                          documents or by-laws of
                                          Newco or any of the
                                          documents relating to the
                                          Transaction;

                                    (7)   the adoption of any "poison
                                          pill" or shareholder rights
                                          plan, or any similar
                                          arrangement by Newco;

                                    (8)   any transaction or action
                                          which would result in Newco
                                          and its subsidiaries, taken
                                          as a whole, conducting or
                                          engaging in any business
                                          that is material to Newco
                                          and its subsidiaries taken
                                          as a whole that is other
                                          than the business being
                                          conducted by MGM and its
                                          subsidiaries as of the
                                          Closing Date;

                                    (9)   any amendment to the
                                          employment or other
                                          agreements between Newco and
                                          Mr. Mancuso, the termination
                                          of Mr. Mancuso's employment
                                          prior to the expiration of
                                          his employment agreement and
                                          the selection of his
                                          successor;

                                    (10)  approval of the annual
                                          business plan and budget and
                                          any material variances
                                          therefrom; and

                                    (11)  filing a voluntary petition
                                          in bankruptcy.

                                    (12)  transactions with affiliates;

Majority Approval
Requirements:                       The following actions will require the
                                    approval of a majority of the directors
                                    of Newco:

                                    (1)   declaration of dividends.

                                    (2)   greenlighting of any single
                                          film or other single
                                          production with budgeted
                                          direct negative costs
                                          greater than $[85,000,000];

                                    (3)   material acquisitions and asset
                                          sales; and

                                    (4)   material joint ventures or
                                          licensing agreements outside
                                          the ordinary course of
                                          business.

Management:                         Mr. Mancuso will serve as Chief Executive
                                    Officer of Newco and MGM.  Except for
                                    those actions requiring approval of the
                                    board of directors of Newco as set forth above or as required by law, the Chief
                                    Executive Officer will have the authority to run the business and affairs of Newco and its subsidiaries including the power to:

                                    (1)   hire and enter into
                                          employment contracts with
                                          officers and employees of
                                          Newco and subsidiaries;

                                    (2)   discharge any officer or
                                          employee of Newco or any of
                                          its subsidiaries and to
                                          enter into any settlements
                                          in connection therewith;

                                    (3)   greenlight any film or other
                                          production not requiring
                                          approval of the board of
                                          directors;

                                    (4)   incur indebtedness not
                                          requiring approval of the
                                          board of directors; and

                                    (5)   acquire, sell, transfer,
                                          license or otherwise dispose
                                          of any assets of Newco or
                                          its subsidiaries not
                                          requiring approval of the
                                          board of directors.

Management Employment
Agreements:                         FM  will agree to a five-year contract
                                    with terms and conditions
                                    customary for executives of his
                                    stature within the entertainment
                                    industry. He will use his
                                    reasonable efforts to negotiate
                                    employment contracts with other
                                    key members of his existing
                                    management team.

Management Incentive Plan:          Newco will establish a senior management
                                    incentive program for FM and other
                                    executives selected by FM.  The program
                                    will be structured in such a way that
                                    economic benefits will accrue to FM and
                                    the other executives in a manner which
                                    will aggregate $130 million in the event the "enterprise value" of Newco increases by 100% over a five-year period and $300 million in the event the "enterprise value" of Newco increases by 200% over a five-year period. Benefit amounts will be derived proportionately to reflect changes in "enterprise value" above and below such guidelines. To the extent the increase in the enterprise value exceeds
                                    200%, the aggregate economic benefit to
                                    the incentive program shall be 14% of
                                    such excess. To the extent the increase in the enterprise value is greater than zero and less than 100%, the aggregate economic benefit to the incentive program shall be 11% of such increase in the enterprise value. The economic benefits which the program will accrue will be a combination of cash, restricted stock, stock options, warrants and other forms of consideration and the program will be structured in a manner to maximize the after-tax benefits to program participants, including a mutually agreed upon equity financing package, and other reasonable methods to maximize after-tax value.

                                    The incentive program will provide
                                    for ratable vesting over five
                                    years from date of grant.
                                    Participants in the program at its
                                    inception shall be deemed to have
                                    commenced participation at the
                                    closing of the acquisition of MGM.
                                    Awards under the incentive program
                                    will automatically vest with
                                    respect to any participant in the
                                    program upon certain events,
                                    including but not limited to: (i)
                                    the termination or constructive
                                    termination of the participant
                                    without cause, (ii) the
                                    participant's resignation for good
                                    cause, (iii) the participants
                                    death or disability or (iv) a
                                    change in control of Newco. If any
                                    initial investor in Newco should
                                    dispose of any portion of its
                                    equity, Management shall have the
                                    right to dispose of a similar
                                    percentage of its vested incentive
                                    interest. If an initial public
                                    offering of Newco's Common Stock
                                    or another liquidity event has not
                                    occurred by the fifth anniversary
                                    of the Closing, then from April 1
                                    through April 30 of each year
                                    after such fifth anniversary and
                                    until an initial public offering
                                    of Common Stock or another
                                    liquidity event occurs,
                                    participants in the plan may
                                    require Newco to pay out any
                                    cash-based awards and to redeem
                                    any Common Stock acquired under
                                    the incentive plan based upon the
                                    fair market value of Newco, as
                                    determined as of December 31 of
                                    the prior year by an investment
                                    banking firm of nationally
                                    recognized standing; provided,
                                    however, that Newco's obligations
                                    hereunder will be subject to all
                                    covenants in its credit agreements
                                    and applicable state law.
                                    Participants in the incentive plan
                                    will be entitled to certain
                                    registration rights with respect
                                    to stock-based awards received
                                    under the plan.

Transfers of Common Stock
and Preferred Stock:                Until the third anniversary of the
                                    Closing, no holder of shares of Common
                                    Stock or Preferred Stock (the
                                    "Securities") shall  transfer any such
                                    Securities. After the third anniversary of the Closing and prior to the fifth anniversary of the Closing, holders of Securities shall be entitled to transfer any such Securities, subject to the following:

                                          (1) Any holder wishing to
                                    transfer any Securities shall give
                                    all other holders of Securities
                                    (including management) a
                                    reasonable opportunity to transfer
                                    the same proportion of such
                                    persons Securities in the same
                                    transaction;

                                          (2) Neither Investor shall
                                    reduce such Investor's holdings of
                                    Common Stock to less than 50% of
                                    the number of shares of Common
                                    Stock acquired by such Investor at
                                    the Closing ("Initial Shares");

                                          (3) No transferee of any of
                                    the Securities shall be assigned
                                    any of the corporate governance
                                    rights granted to the Investor in
                                    connection with the Transaction;

                                          (4) In the event that,
                                    during the fourth year after the
                                    Closing, after any such transfer,
                                    any Investor shall hold a smaller
                                    number of Initial Shares than the
                                    other Investor, the
                                    representatives of the Investor on
                                    the seven-member Board shall be
                                    appropriately adjusted so that
                                    each Investor shall have
                                    representation on the Board
                                    proportionate to such Investor's
                                    ownership of Initial Shares
                                    (subject to the obligations to
                                    elect Mr. Mancuso as a director,
                                    as provided elsewhere herein); and

                                          (5) After the fifth
                                    anniversary of the Closing, there
                                    shall be no restrictions
                                    whatsoever on the ability of any
                                    holder of Securities to transfer
                                    any or all of such person's
                                    Securities.

Registration Rights:                Each Investor shall be entitled to three
                                    demand and unlimited S-3 and piggyback
                                    registration statements.  Members of
                                    management who wish to sell a minimum
                                    number of shares (to be determined) of
                                    Common Stock shall be entitled to _____
                                    demand registration statements and
                                    management shareholders shall be entitled to unlimited S-3 and piggyback registration statements. All costs and expenses incurred in connection with all of the foregoing registration statements shall be paid by Newco.

Indemnification:                    Newco's charter documents will provide
                                    that Newco will indemnify and hold
                                    harmless its officers and directors to
                                    the maximum extent allowable under law,
                                    and Newco will obtain director and
                                    officer liability insurance in amounts
                                    and with such coverages as are agreed
                                    upon by the Investors and Mr. Mancuso's
                                    specific provisions will be included to
                                    clarify that the indemnification will
                                    cover any and all actions taken by
                                    members of management and board in
                                    connection with the auction of MGM and
                                    management's efforts to assemble a bid
                                    group to acquire MGM.

Term of the Shareholders
Agreement:                          Five years after Closing (except for
                                    provisions that specifically provide that they extend beyond five years).




   AMENDMENT NO.1 TO INVESTMENT AGREEMENT DATED AS OF JULY 11, 1996,
AMONG SEVEN NETWORK LIMITED, TRACINDA CORPORATION AND P&F ACQUISITION CORP.

     1. The parties hereto are parties to an Investment Agreement (the "Investment Agreement") dated July 11, 1996.

     2. The parties hereto wish to amend the Investment Agreement and related attachments as herein provided. Capitalized terms used herein and not otherwise defined shall have the meaning assigned such terms in the Investment Agreement.

     The parties hereto agree as follows:

     1. Amendment to Investor Commitments. The commitment of each
Investor to purchase capital stock of Newco specified on the signature page to the Investment Agreement is hereby amended as follows:

                            Common Stock            Preferred Stock
                            ------------            ---------------
Seven Network               $200,000,000            $ 50,000,000
Tracinda Corporation        $200,000,000            $450,000,000

Total Commitments           $400,000,000            $500,000,000
                            ============            ============

     2. Amendment to Term-Sheet. The number "450,000" in each of (i) the third line aside the Equity Capitalization caption in the term sheet and (ii) the fourth line aside the Conversion caption in the term-sheet, is hereby replaced with the number "500,000".

     In addition, the amount of "$375 million" in the fifth line aside the Debt Capitalization caption in the term-sheet is hereby replaced with the amount of "$400 million".

     3. Miscellaneous. (a) Except as otherwise amended hereby, the terms of the Investment Agreement remain in full force and effect, and any references in the Investment Agreement and the related attachments to the Investment Agreement shall mean the Investment Agreement as amended by this Amendment No. 1.

          (b) This Amendment No. 1 shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to conflict of law principles).

          (c) This Amendment No. 1 may be signed in counterparts.

                                        Very truly yours,

                                        P&F Acquisition Corp.

                                        By:
                                           --------------------
                                           Name:  Frank Mancuso
                                           Title: Chairman and Chief
                                                    Executive Officer


                                        Tracinda Corporation

                                        By:
                                           --------------------
                                           Name:
                                           Title:


                                        Seven Network Limited

                                        By:
                                           --------------------
                                           Name:
                                           Title:


I agree to the foregoing amendments
to the Investment Agreement.


-----------------------------------
Frank Mancuso